Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the Mississippi Business Corporation Act and our amended and restated articles of incorporation, as amended (our “articles of incorporation”), and our amended and restated by-laws (our “by-laws”).

Authorized Capital Stock

Our articles of incorporation authorizes us to issue up to 15,000,000 shares of common stock, $1.00 par value per share.

Description of Common Stock

Voting rights. Each share of common stock is entitled to one vote on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Unless otherwise required by law, our articles of incorporation or by-laws, any matter brought before any meeting of stockholders, other than the election of directors, is decided by the affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon, a quorum being present.

Dividends. Holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors in its discretion out of funds legally available for that purpose.

Other rights and preferences. The issued and outstanding shares of our common stock are, and the shares of our common stock that we may issue in the future will be, validly issued, fully paid and nonassessable. Shares of our common stock are not redeemable and have no subscription, conversion or preemptive rights.

Transfer agent. The transfer agent and registrar for our common stock is the Asset Management and Trust Department of The Peoples Bank, Biloxi, Mississippi.

OTCQX. Our common stock is listed on The OTCQX Best Market under the symbol “PFBX.”

Certain Provisions of Our Articles of Incorporation and By-laws

Advance Notice of Intention to Nominate a Director. Our by-laws permit a stockholder to nominate a person for election as a director only if written notice of such stockholder’s intent to make a nomination has been delivered to our Secretary within the time periods and in the manner specified in the by-laws. Any nomination that fails to comply with these requirements may be disqualified.

Advance Notice of Stockholder Proposals. Our by-laws permit a stockholder proposal to be presented at a stockholders’ meeting only if prior written notice of the proposal has been delivered to our Secretary within the time periods and in the manner specified in the by-laws.

Ability of Stockholders to Call Special Meetings. Our by-laws provide that the president or a majority of the board of directors may call a special meeting and that the president shall call a special meeting at the request of the holders of not less than one-tenth of all the outstanding shares of the corporation entitled to vote at the meeting.

Stockholders May Act by Written Consent. Our by-laws allow our stockholders the right to take any action required or permitted to be taken at any annual or special meeting of stockholders by unanimous written consent setting forth the action so taken.

Removal of Directors; Filling Vacancies on Board of Directors. Our by-laws provide that any newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the board of directors resulting from the death or resignation of a director, or otherwise, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum. Any director so elected will hold office until the next annual meeting of the stockholders and until his successor is elected and qualified, or until his earlier resignation or removal.

Supermajority Voting Requirement. The affirmative vote of at least 80 percent of our outstanding capital stock is required to approve any merger or consolidation, or any sale, lease, or exchange of substantially all the assets of the company with any person, firm, or corporation, (herein referred to as the Tender Offeror) or any person, firm or corporation controlling the Tender Offeror, controlled by the Tender Offeror, or under common control with the Tender Offeror, or any group of which the Tender Offeror or any of the foregoing persons, firms, or corporations are members, or any other group controlling the Tender Offeror, controlled by the Tender Offeror, or under common control with the Tender Offeror owns of record, or owns beneficially, directly or indirectly, more than 10% of any class of our equity voting security.

Amendment of By-laws. Our by-laws provide that the by-laws may be altered, amended or repealed and new bylaws may be adopted by a two-thirds (2/3) vote of the directors then holding office at any regular or special meeting of the board of directors.

Limitation of Liability of Directors and Officers. Our articles of incorporation and by-laws include a provision that states that a director shall not be liable to the company or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the company or its shareholders; (iii) a violation of Section 79 4-8.33 of Mississippi Code of 1972, as amended; or (iv) an intentional violation of criminal law. In addition, our articles of incorporation and by-laws provide for mandatory indemnification rights to the fullest extent permitted by law to any director or executive officer who (because of the fact that he or she is our director or officer) is involved in a legal proceeding. These indemnification rights include reimbursement for expenses incurred by the director or officer in advance of the final disposition of a proceeding in accordance with the by-laws.

Forum for Adjudication of Disputes

Our by-laws provide that unless we consent in writing to the selection of an alternative forum, a state or federal court located within the Second Judicial District of Harrison County in the State of Mississippi shall be the sole and exclusive forum for (1) any derivative action or proceeding brought in the right of the company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the company to the company or the company’s stockholders, (3) any action asserting a claim against the company or any director or officer or other employee of the company arising pursuant to any provision of the Act, Section 81-5-105 of the Mississippi Code of 1972, as amended, or the articles of incorporation or by-laws (in each case, as they may be amended from time to time), or (4) any action asserting a claim against the company or any director or officer or other employee of the company governed by the internal affairs doctrine.